Exhibit 99.1
March 28, 2007

Mr. Angelo Mozilo
Chairman of the Board and
Chief Executive Officer
Countrywide Financial Corporation
4500 Park Granada
Calabasas, CA 91302

Dear Angelo:
It is with regret that I must inform you that I will not be standing for re-election to the Board of Directors of Countrywide Financial Corporation at the Annual Meeting of Stockholders to be held in June.
My decision to leave the Board is due to my other substantial business commitments that need my full time attention. I have absolutely no disagreement with any matter relating to Countrywide’s operations, policies or practices.
I will miss working with you and the other members of the Board.
Sincerely

/s/ Michael E. Dougherty
Michael E. Dougherty
MED:sd